Exhibit 99.2

Information About Prudential Financial, Inc.’s Investments, as of June 30, 2007, in

Mortgage Backed Securities and Asset Backed Securities

As of June 30, 2007, the investment portfolio of the Financial Services Businesses included mortgage backed securities with amortized cost of $8.0 billion, fair value of $7.9 billion, and gross unrealized losses of $125 million. As of that date, 98% of these securities were publicly-traded agency pass-through securities related to residential mortgage loans, which are supported by implicit or explicit government guarantees and have credit ratings of “AA” or “AAA.” Collateralized mortgage obligations represented the remaining 2% of mortgage-backed securities (and less than 1% of total fixed maturities in the Financial Services Businesses).

Also as of June 30, 2007, the investment portfolio of the Financial Services Businesses included asset backed securities with amortized cost of $14.6 billion, fair value of $14.7 billion, and gross unrealized losses of $66 million. Approximately $8.5 billion of these securities are collateralized by sub-prime mortgages, including approximately 70% with “AAA” credit ratings, 20% with “AA” credit ratings, 9% with “A” credit ratings, and the remainder with “BBB” credit ratings. Approximately half of the $8.5 billion in securities collateralized by sub-prime mortgages are “AAA” rated senior securities with expected lives of one year or less.

As of June 30, 2007, the investment portfolio of the Closed Block Business included mortgage backed securities with amortized cost of $3.2 billion, fair value of $3.2 billion, and gross unrealized losses of $75 million. As of that date, 82% of these securities were publicly-traded agency pass-through securities related to residential mortgage loans, which are supported by implicit or explicit government guarantees and have credit ratings of “AA” or “AAA.” Collateralized mortgage obligations represented the remaining 18% of mortgage-backed securities (and 1% of total fixed maturities in the Closed Block Business), and have credit ratings of “A” or better.

Also as of June 30, 2007, the investment portfolio of the Closed Block Business included asset backed securities with amortized cost of $8.3 billion, fair value of $8.3 billion, and gross unrealized losses of $28 million. Approximately $6.8 billion of these securities are collateralized by sub-prime mortgages, including approximately 81% with “AAA” credit ratings, 17% with “AA” credit ratings, 2% with “A” credit ratings, and less than 1% with “BBB” credit ratings. More than half of the $6.8 billion in securities collateralized by sub-prime mortgages are “AAA” rated senior securities with expected lives of one year or less.